Filed Pursuant to Rule 433
                                  Registration Nos. 333-185213 and 333-185213-02


**PXING DETAILS**  $1.5+bln Hyundai Auto Receivables Trust (HART) 2013-B
JOINT LEADS : Credit Suisse (str), BofAML, Credit-Ag, RBC          PUBLIC
CO-MANAGERS : BTMU, CIBC, Mizuho, TD
CLS  $AMT(mm) WAL   M/S&P      WIN   L.FINAL   BNCH SPRD  YLD%   CPN     $PRICE
================================================================================
A-1  348.000  0.32  P-1/A-1+   1-7   07/15/14             0.250          100-00
A-2  455.000  1.10  Aaa/AAA    7-19  03/15/16  EDSF + 20  0.531  0.53  99.99954
A-3  431.000  2.20  Aaa/AAA   19-34  09/15/17  IntS + 25  0.720  0.71  99.98051
A-4  167.690  3.30  Aaa/AAA   34-44  02/15/19  IntS + 28  1.022  1.01  99.96811
B     27.270  3.84  Aa2/AA+   44-47  02/15/19  IntS + 55  1.455  1.45  99.99766
C     40.890  4.07  A2/A+     47-49  02/15/19  IntS + 75  1.725  1.71  99.96518
D     33.310  4.13  Baa2/BBB+ 49-49  09/16/19  IntS + 150 2.494  2.48  99.99532
================================================================================
* Expected Settle  : 06/27/13            * Format     : Public / SEC Registered
* First Pay Date   : 08/15/13            * ERISA      : Yes
* Expected Ratings : Moody's, S&P        * Min Denoms : $1k by $1k
* Bill & Deliver   : Credit Suisse       * Timing     : Priced
* NetRoadshow Link : www.netroadshow.com      Entry Code -> HART2013B
* IntexNet Details : csfhart_2013_b_red_adj   Entry Code -> 33U6  *UPDATED*

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SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS
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